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                                                                    EXHIBIT 10.2


                          POST-CLOSING ESCROW AGREEMENT

        This Post-Closing Escrow Agreement (the "Agreement") is made as of June 13, 2002 by and among Horizon Health Corporation, a Delaware corporation ("Purchaser"); Lara Mac, Individually and as the agent and attorney-in-fact for the Sellers (hereinafter defined) (the "Sellers Agent"); and First Bank and Trust (the "Escrow Agent").

        WHEREAS, Purchaser and Lara Mac, Steve MacEachern, Vickie Lotz and Obstetrical Nurses, Inc. (Individually a "Seller" and collectively the "Sellers") entered into that certain Member Interests Purchase Agreement, dated June 13, 2002 (the "Purchase Agreement"), providing for the sale of all of the issued and outstanding member interests of ProCare One Nurses, LLC, a Delaware limited liability company (the "Company"), by the Sellers to the Purchaser; and

        WHEREAS, pursuant to the Purchase Agreement, the Purchaser is required to deposit the aggregate sum of One Million Five Hundred Sixty-Two Thousand Five Hundred Dollars ($1,562,500) in escrow for the purposes and on and subject to the terms and conditions hereinafter set forth; and

        WHEREAS. the Sellers have agreed in the Purchase Agreement that the Sellers Agent shall act as the agent and attorney-in-fact for all the Sellers under this Agreement; and

        WHEREAS, the transactions contemplated by Purchase Agreement have been consummated on the date hereof and the parties desire to effectuate the provisions of the Purchase Agreement with respect to such escrow fund;

        NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the parties hereby agree as follows:

        1. Escrow Money. Simultaneously with the execution of this Agreement, the Purchaser has deposited with the Escrow Agent the sum of One Million Five Hundred Sixty-two Thousand Five Hundred Dollars ($1,562,500) (the "Escrow Deposit") which constitutes a portion of the purchase price payable to the Sellers pursuant to the Purchase Agreement (together with the earnings thereon, the "Escrow Funds"). The respective interests of the Sellers in the Escrow Funds shall be in the same proportions as the portions of the Escrow Deposit were contributed by the Sellers pursuant to the Purchase Agreement.

        2. Escrow Account. The Escrow Funds shall be held in escrow by the Escrow Agent pursuant and subject to the terms and conditions of this Agreement. Upon receipt of the Escrow Deposit, the Escrow Agent shall place the Escrow Deposit into (a) readily marketable direct obligations of the United States of America, (b) fully insured certificates of deposits issued by a commercial bank operating in the United States, (c) commercial paper or bonds of a domestic issuer if at the time of purchase such paper or bonds are rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investor Services, Inc., or (d) any money market mutual fund rated AAA or higher by Standard and Poor's or Moody's, bills or other comparable financial instruments selected in writing by Sellers Agent with a maturity


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date not in excess of one hundred eighty (180) days under the respective taxpayer identification number of Sellers in proportion to their respective interests in the Escrow Funds as set forth in Section 1 above. The Escrow Agent shall invest the Escrow Funds as the Sellers Agent directs pursuant to reasonable investment instructions of Sellers Agent which in each case may be given verbally and confirmed in writing and sent to the Escrow Agent no later than the next business day. The Escrow Funds shall at all times be held in a separate account and shall only be delivered pursuant to the terms and conditions of this Agreement.

        3. Terms of Escrow. The Escrow Funds shall be held as a fund available to satisfy any obligations of the Sellers to Purchaser which may arise under
Section 1.4 or Section 6.4 of the Purchase Agreement in the manner set forth below:

                (a) In the event that Purchaser shall assert a claim or claims against the Sellers arising out of or relating to any matter with respect to which Purchaser asserts that it is entitled to be indemnified by Sellers pursuant to Section 6.4 of the Purchase Agreement (collectively, the "Claims"; singularly a "Claim"), Purchaser shall furnish written notice of the Claim (the "Notice of Claim") to the Sellers Agent and the Escrow Agent. The Notice of
Claim: (i) shall state in reasonable detail the nature of the alleged liability;
(ii) shall state the amount of the payment that Purchaser claims it is entitled to receive from the Escrow Funds based upon Purchaser's estimate of the potential loss; and (iii) shall further provide a particularized statement explaining the basis for such estimate. The Sellers Agent shall have thirty (30) days after receipt of the Notice of Claim in which to advise the Escrow Agent and Purchaser that the Sellers dispute the Claim by delivering written notice of Sellers' dispute ("the Notice of Dispute") to the Escrow Agent and Purchaser. The Notice of Dispute may contest all or any portion of the Notice of Claim based on a dispute concerning the existence of a Claim, Sellers' liability, the estimated amount of the alleged loss or any other related matter.

                (b) If the Sellers Agent shall not deliver a Notice of Dispute within such thirty (30) day period, the Sellers shall be deemed to have acknowledged that Purchaser is entitled to payment as set forth in the Notice of Claim and shall be deemed to have directed the Escrow Agent to disburse such payment (the "Claim Payment") to Purchaser upon delivery to Escrow Agent by Purchaser of evidence that the Notice of Claim was delivered to Sellers Agent. In the event a Notice of Dispute is timely delivered but only a portion of a Claim is disputed, then the undisputed portion of the Claim (the "Undisputed Claim Payment") shall be promptly disbursed to Purchaser and only the sum that is subject to a dispute shall be held by the Escrow Agent until the Claim is resolved in accordance with the provisions of the Purchase Agreement.

                (c) Subject to such right to dispute a Claim, once a Notice of Claim is delivered to the Escrow Agent, the Escrow Agent shall not permit the Escrow Funds to be reduced by disbursement to the Sellers to an amount which is less than the aggregate dollar amount of all Claims for which a Notice of Claim has delivered in accordance with the terms of Section 3(a). Furthermore, if the amount of any Claim or the aggregate amount of all Claims should ever exceed the amount of the Escrow Funds, then no portion of the Escrow Funds shall be disbursed pursuant to Section 3(d) below.


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                (d) In the event that the Sellers are obligated to make a
payment to the Purchaser under Section 1.4(b)(iii) of the Purchase Agreement and such payment has become due, then Purchaser may furnish written notice to the Escrow Agent and Sellers Agent stating such fact and the amount due to Purchaser under Section 1.4(b)(iii). The Escrow Agent shall disburse to the Purchaser the amount set forth in such notice on the fifth day after receipt of such notice from Purchaser. With respect to any such payment, the Sellers expressly agree that the amount of such payment shall be allocated against the respective interests of Lara Mac and Steve MacEachern in the Escrow Funds and not the portion of the Escrow Funds in which Vickie Lotz and Obstetrical Nurses, Inc. have an interest. Such payment shall be allocated among Lara Mac and Steve MacEachern proportionately according to the respective percentage held by each in the total of the Escrow Funds in which both of them in the aggregate hold an interest.

                (e) On December 13, 2003 (the "First Release Date"), the Escrow Agent after payment of all fees and expenses due to Escrow Agent shall irrevocably and unconditionally disburse to the Sellers an aggregate amount equal to the aggregate amount of the Escrow Funds (less the aggregate dollar amount of each Claim previously paid to or for Purchaser pursuant to the terms of this Agreement) less the total of (a) the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim was delivered by Purchaser on or prior to the First Release Date in accordance with the terms of Section 3(a) above and (b) $500,000. The portion of the Escrow Funds, if any, retained after the First Release Date relating to any then existing Claim or Claims shall be disbursed to the Sellers or Purchaser, as appropriate, in one or more disbursements, from time to time, as and when there is a final resolution of each such Claim; provided, however, that no disbursement will be made upon final resolution of a Claim if the amount of the remaining unresolved Claims exceed the amount of the Escrow Funds then on deposit in the Escrow Account.

                (f) On December 13, 2004, (the "Second Release Date"), the Escrow Agent after payment of all fees and expenses due the Escrow Agent shall irrevocably and unconditionally disburse to the Sellers the aggregate amount of the Escrow Funds (less the aggregate dollar amount of each Claim previously paid to or for Purchaser pursuant to the terms of this Agreement) to the extent that the Escrow Funds exceed the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim was delivered by Purchaser on or prior to the Second Release Date in accordance with the terms of Section 3(a) above. The portion of the Escrow Funds, if any, retained after the Second Release Date relating to any then existing Claim or Claims shall be disbursed to Sellers or Purchaser, as appropriate, in one or more disbursements, from time to time, as and when there is a final resolution of each such Claim; provided, however, that no disbursement will be made upon final resolution of a Claim if the amount of the remaining unresolved Claims exceed the amount of the Escrow Funds then on deposit in the Escrow Agreement.

                (g) Unless delivery is made in person at the Escrow Agent's office or unless the Escrow Agent is properly instructed in writing by Purchaser or the Sellers, as the case may be, to make delivery in such other manner, the Escrow Agent shall be deemed to have properly delivered to Purchaser or Sellers, as the case may be, such funds as Purchaser or the Sellers are entitled to receive, upon placing the same in


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United States Mail in a suitable package or envelope, registered or certified mail, return receipt requested, postage prepaid, addressed to the address listed in Section 8 hereof or such other address as may be furnished to the Escrow Agent in writing.

                (h) Interest or other earnings on the Escrow Funds shall be retained by the Escrow Agent and held as a part of the Escrow Funds to be disbursed in accordance with this Agreement.

                (I) Notwithstanding any other provision hereof which shall direct the release of all or a part of the Escrow Funds on a particular date, without the prior written consent of Purchaser and the Sellers Agent as to any withdrawal before a Release Date, and without the prior written consent of the Sellers Agent as to any withdrawal on or after a Release Date, the Escrow Agent shall not withdraw any investment of the Escrow Funds prior to the maturity date of such investment to make a payment to Purchaser or the Sellers hereunder if such withdrawal will cause an early withdrawal penalty to be imposed or any loss of income from such withdrawal to occur. If such a penalty would be imposed or any loss of income would occur if the investment were to be withdrawn, the payment of any amounts of the Escrow Funds due to the Sellers or to Purchaser shall be made as soon as practicable after the maturity date of the investment.

                (j) All disbursements by the Escrow Agent to the Sellers pursuant to this Agreement shall be in the proportionate interests that the Sellers hold in the Escrow Fund.

        4. Liability of Escrow Agent. The Sellers and Purchaser agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and amenities of the Escrow Agent:

                (a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

                (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing the escrow.

                (c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

                (d) The Sellers and Purchaser, jointly and severally, agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, demands, liabilities and expenses, including attorney's fees and costs, which may be incurred by the Escrow Agent in connection with the acceptance and performance or non-performance of its duties hereunder, excluding, however, any such liability resulting from its negligence, misconduct or breach of its instructions under this Agreement. In


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the event the Escrow Agent becomes involved in litigation in connection with this escrow, the Sellers and Purchaser, jointly and severally, agree to indemnify and save the Escrow Agent harmless from any and all losses, claims, damages, liabilities and expenses, including attorney's fees and costs, which may be incurred or suffered by Escrow Agent as a result thereof, excluding, however, any such liability resulting from its negligence, misconduct, or breach of its instructions under this Agreement.

                (e) In the event of any disagreement between any of the parties to this Agreement resulting in adverse claims or demands being made in connection with the Escrow Funds, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or doubt exists, and in such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all the parties shall have been fully and finally adjudicated by a court of competent jurisdiction or by arbitration pursuant to the Stock Purchase Agreement, or (ii) all differences shall have been adjudicated and all doubt resolved by agreement among all the interested parties and the Escrow Agent shall have been notified thereof pursuant to written directions duly executed by all such persons.

        5. Compensation of Escrow Agent. The fees and expenses of the Escrow Agent in connection with this Agreement shall be paid by the Purchaser on a quarterly basis as invoiced by the Escrow Agent. If Purchaser does not pay the fees within thirty (30) days from the date of invoice, the Escrow Agent may deduct the fees from the Escrow Funds. All outstanding fees must be paid prior to the final distribution of the Escrow Funds. The fees of the Escrow Agent shall be as set forth in the Custodial Securities Fee Schedule, dated January 1, 2001, provided by the Escrow Agent to Sellers Agent and Purchaser.

        6. Non-Waiver. Nothing contained in this Agreement shall be deemed or construed to release or waive any of the rights or obligations of Purchaser or the Sellers under the Purchase Agreement, and all rights and remedies of Purchaser and the Sellers under this Agreement are cumulative of all other rights and remedies which either of them may have under the Purchase Agreement, at law, in equity or otherwise.

        7. Arbitration. Any disputes between the Sellers and the Purchaser which are the subject of a "Claim" under this Agreement (but not disputes to be resolved under the procedures set forth in Section 1.4 of the Purchaser Agreement) shall be resolved by arbitration pursuant to the arbitration provisions set forth in Article X of the Purchase Agreement which are incorporated herein by reference.

        8. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by: (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in United States mail, return receipt requested, (herein referred to as "Mailing"); (ii) overnight delivery by a nationally


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recognized overnight courier service (e.g. UPS, Federal Express); (iii)
delivering the same personally to such other party(ies); or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours the following business day.

               If to Sellers Agent:

                      Ms. Lara Mac
                      Post Office Box 91
                      Igo, California  96047
                      Facsimile Number:  530-396-2501

                      With a copy to:

                      David T. Mercer, Esq.
                      1990 South Bundy Drive, Suite 100
                      Los Angeles, California 90025
                      Facsimile: (310) 207-0216

               (b)    If to Purchaser:

                      Horizon Health Corporation
                      1500 Waters Ridge Drive
                      Lewisville, Texas 75057
                      Attn:  Mr. James W. McAtee, President
                      Facsimile:  (972) 420-8282

                      With a copy to:

                      Strasburger & Price, L.L.P.
                      901 Main Street, Suite 4300
                      Dallas, Texas  75202
                      Attention:  David K. Meyercord, Esq.
                      Facsimile Number: (214) 651-4330

               (c)    If to the Escrow Agent:

                      First Bank and Trust
                      4301 MacArthur Blvd.
                      Newport Beach, CA 92660
                      Attention:  Mr. Tom Drosky
                      Facsimile:    (949) 476-5517

Any of the parties hereto may change the address for notices to be sent to it by written notice delivered pursuant to the terms of this section.


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        9. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or agreements other than those contained herein, and no amendments or modifications hereto shall be valid unless made in writing and signed by the parties hereto.

        10. Capitalized Terms. Capitalized terms in this Agreement which are not otherwise defined herein shall have the same meanings as are provided for such terms in the Purchase Agreement.

        11. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

        12. Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

        13. Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

        14. Termination. This Agreement shall terminate at such time as all of the Escrow Funds shall have been released in accordance with the terms and conditions of this Agreement.

        15. Notification. Escrow Agent by Escrow Agent's execution acknowledges that Escrow Agent has received notification of Purchaser's interest in the Escrow Funds.

        16. Resignation and Termination. The Escrow Agent may resign as such by delivering written notice to that effect at least sixty (60) days prior to the effective date of such resignation to Sellers Agent and Purchaser. Upon expiration of such sixty (60) day notice period, the Escrow Agent may deliver the portion of the Escrow Funds remaining in its possession to any successor Escrow Agent appointed by Sellers Agent and Purchaser pursuant to this Section 16 or, if no successor Escrow Agent has been appointed, to any court of competent jurisdiction in California, or in accordance with the joint written instructions of Purchaser and Sellers. Purchaser and Sellers Agent, acting jointly, may terminate the Escrow Agent from its position as such by delivering to the Escrow Agent written notice to that effect executed by Purchaser and Sellers Agent at least thirty (30) days prior to the effective date of such termination. In the event of such resignation or termination of the Escrow Agent, a successor Escrow Agent shall be


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appointed by mutual agreement between Purchaser and Sellers Agent, and the
Escrow Agent shall deliver the portion of the Escrow Funds remaining in its possession to such successor Escrow Agent. From and after the appointment of a successor Escrow Agent pursuant to this Section 16, all references herein to the Escrow Agent shall be deemed to be to such successor Escrow Agent. The delivery by the Escrow Agent of the Escrow Funds hereunder in accordance with the provisions of this Section 16 shall constitute a full and sufficient discharge and acquittance of the Escrow Agent in respect to such sums delivered, and the Escrow Agent shall be entitled to receive releases and discharges therefor. The indemnities in favor of the Escrow Agent contained in this Agreement and the obligations of Purchaser and Sellers Agent under Section 4 hereof shall survive for the benefit of the Escrow Agent after any resignation or termination.

        17 No Liability to Purchaser. It is expressly understood that Sellers Agent is acting and shall act hereunder as the agent and attorney-in-fact for and on behalf of all the Sellers under the Purchase Agreement. All allocations and distributions of the Escrow Funds to the Sellers shall be the responsibility of the Sellers Agent and Purchaser shall have no obligation or liability to the Sellers with respect thereto. In addition, Purchaser shall have no obligations or liabilities of any kind whatsoever for any acts or omissions of the Sellers Agent acting in her capacity as agent and attorney-in-fact for all the Sellers under this Agreement.

        18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


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        IN WITNESS WHEREOF, the parties hereto have executed this Post-Closing
Escrow Agreement as of the day and year first written above.

PURCHASER:                                SELLERS AGENT:

HORIZON HEALTH CORPORATION                       /s/ LARA MAC
                                          --------------------------------------
                                          Lara Mac, Individually and as agent
                                          and attorney-in-fact for the Sellers


By:    /s/ JAMES W. MCATEE
   ----------------------------
Name:  James W. McAtee
Title:  President
                                          ESCROW AGENT:

                                          FIRST BANK & TRUST


                                          By:    /s/ THOMAS W. DROSKY
                                             -----------------------------------
                                              Its:  Vice President
                                                 Thomas W. Drosky


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